Exhibit 10.1

                 AGREEMENT AND GENERAL RELEASE
                 -----------------------------

   THIS AGREEMENT made the 29th day of November, 2004 by and between Alvaro Cadena and Graham Corporation ("Graham" or the
"Company"), in consideration for the mutual promises contained herein, as follows:

  1. Retirement from Positions. Effective November 29, 2004, Mr. Cadena retires from the positions of President, Chief Executive Officer and Director of Graham Corporation and from all offices and directorships held with any subsidiaries and affiliates of Graham. Mr. Cadena will receive base salary earned through that date and accrued benefits

  2. Interim Employment Period. The Company will continue to employ Mr. Cadena, as a senior advisor to Graham, through his retirement as an employee at the close of business on December 31, 2004, at the same base salary and with the same benefits as he had immediately prior to November 29, 2004. Mr. Cadena will receive base salary earned through December 31, 2004 and accrued benefits including the cash value of any unused vacation time. It is understood and agreed by the parties that Mr. Cadena will be entitled to a Company matching payment to his 401 (k) account in respect of the year 2004 to the extent provided by the terms of the Graham Corporation Incentive Savings Plan.

  3. Consultancy. Beginning January 1, 2005 and continuing until Mr. Cadena reaches the age of 65, the Company will retain Mr. Cadena as an independent consultant, upon the following terms and conditions:

       a. The Company will pay a consultation fee for the first year beginning January 1, 2005 at a rate equal to Mr. Cadena's annual rate of base compensation as in effect on December 31, 2004 ("Base Amount"); for the second calendar year at 50% of the Base Amount; for the third calendar year at 40% of the Base Amount and for the fourth calendar year at 30% of the Base Amount. Payment in each calendar year shall be in equal monthly installments of the amount payable for that year, except for compensation for the first year, which shall be paid in eighteen (18) equal monthly installments commencing in January 2005. Payment of final six (6) installments of the first year compensation in calendar year 2006 shall not affect the Company's obligation to pay monthly installments of compensation for the second year in 2006 as provided above.

       b. As a consultant, Mr. Cadena's services shall be as requested by the President and CEO of the Company from time to time and at the convenience of Mr. Cadena, his status being that of an independent contractor. Mr. Cadena shall be available to perform consulting services for one hundred eighty (180) days in the first calendar year; ninety (90) days in the second calendar year; seventy-two (72) days in the third calendar year and fiftyfour (54) days in the fourth calendar year.

       c. While Mr. Cadena provides consulting services on the premises of the Company, the Company will provide office space and secretarial service. In addition, the Company shall reimburse Mr. Cadena for the reasonable expenses of travel to and from Batavia, New York, in connection with the performance of his duties as consultant and for all reasonable out-of-town travel and other reasonable out-of-town expenses incurred by him on trips taken at the direction of the Company. Nothing in this section or in this Agreement requires Mr. Cadena to undertake any such travel, to which he may agree or may decline, in his sole discretion.

       d. In his capacity as consultant, Mr. Cadena shall not be required to perform any services while he is ill, disabled or on vacation.

       e. The Company will hold harmless and indemnify Mr. Cadena, his executors, administrators or assigns, for any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or mis statement or misleading statement, which he commits or suffers while acting in his capacity as consultant to the Company and solely because of his service as a consultant (collectively, the "Covered Liabilities"). The payments which the Company will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, cost of investigation and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds; provided however, that the Company shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise which it is prohibited by applicable law from paying as indemnity or for any other reason. The Company shall have no obligation to indemnify Mr. Cadena for any of the Covered Liabilities arising in consequence of any illegal acts or omissions on the part of Mr. Cadena during his service as a consultant to the Company.

       f. The Company's obligation to pay the consultancy fee referred to herein shall terminate automatically upon Mr. Cadena's death and such obligation shall not be deemed to run to the Consultant's spouse, estate, heirs, successors, or to any other party, except with respect to accrued and unpaid compensation at the time of death.

Mr. Cadena acknowledges that the Company's undertaking to engage him as a consultant, upon the terms hereinabove described, is offered freely and without obligation in consideration for Mr. Cadena entering into this Agreement and General Release (the "Agreement"), including a release of all claims for age discrimination pursuant to the Age Discrimination in Employment Act and any local age discrimination laws.

  4. Medical and Dental Benefits. Until Mr. Cadena reaches age 65 the Company shall continue to provide him with the same medical and dental benefits to which he would have been entitled had he continued until age 65 as an officer and employee of the Company, and in the same manner.
     If before Mr. Cadena attains the age of 65 the Company changes its medical or dental benefits in a way that would have affected Mr. Cadena had he remained an officer and employee of the Company, any such such
     change shall apply to him.   In no case shall the medical and dental
     benefits so provided be less in terms of coverage than what the Company provides to its president and chief executive officer.

  5. Life Insurance. No later than December 31, 2004 Mr. Cadena may elect to convert the company-paid term life insurance policy currently provided for him to a policy owned by him. Mr. Cadena will be responsible for paying all premiums on such policy commencing with the effective date of the conversion. The Company will pay Mr. Cadena five thousand dollars ($5,000.00) in each calendar year through the calendar year in which he reaches age 65, which Mr. Cadena may apply toward the payment of life insurance premiums.

  6. Stock Options. For purposes of all stock option agreements between the Company and Mr. Cadena with respect to stock options currently exercisable by him, expiration shall be as provided for in the case of retirement and Mr. Cadena's retirement shall be deemed effective at the close of business on December 31, 2004. Consequently, all currently exercisable Stock Options granted to Mr. Cadena by the Company shall remain exercisable for either two or three years, in accordance with the terms of each stock option agreement respectively, as described on Schedule A annexed hereto.

  7. Retirement. The terms and conditions of Mr. Cadena's entitlement to benefits under the Retirement Income Plan of Graham Corporation ("Retirement Plan") are and will be as set forth in such plan and are not amended by this Agreement. It is acknowledged and agreed that for purposes of the Retirement Plan Mr. Cadena's last day as an employee of the Company is December 31, 2004.

  8. Confidentiality. Mr. Cadena understands and agrees that he may not use or disclose any proprietary information of Graham including, but not limited to product and service information, financial and pricing information, data processing and communication information, marketing and business plans and other know-how and trade secrets regarding the business of Graham, including but not limited to any knowledge or information with respect to confidential or secret processes, formulas, discoveries, inventions, machinery, plans, design information of any kind, devices or material of the Company or any of its subsidiaries or affiliates or with respect to any confidential or secret engineering development or research work of the Company or any of its subsidiaries or affiliates or with respect to any other confidential or secret aspect including, without limitation, any lists of the customers of the Company or any of its subsidiaries or affiliates, all of which are valuable to Graham and constitutes confidential information.

  9. Non-Competition. Mr. Cadena agrees that during the period of his consultancy and for a period of 12 months thereafter, he will not, except upon the Company's prior written consent, directly or indirectly, own, manage, operate, join, control, or participate in, or derive any benefit whatsoever from or be connected as an officer, employee, consultant, partner, stockholder (other than as stockholder in a corporation listed on a national securities exchange) or otherwise in any business or enterprise which is engaged in the manufacture or sale and design of vacuum and heat transfer equipment or pumps for process industries which is in competition with the business of the Company, nor shall he render assistance or advice to any person, firm or enterprise which is so engaged.

 10. Remedies. Mr. Cadena acknowledges that in the event of a breach of sections 6 or 7 of this Agreement, monetary damages alone may not offer adequate protection of the Companies rights or sufficient remedy to the Company and that the Company therefore has the right to bring an action in a court of competent jurisdiction to obtain injunctive relief in order to secure its rights under sections 6 and 7.

 11. Release by the Company. The Company, intending to be legally bound, hereby IRREVOCABLY RELEASES, ACQUITS AND FOREVER DISCHARGES Mr. Cadena from any and all causes of actions, suits, debts, claims, liabilities, obligations and demands whatsoever, in law or in equity that the Company might have as of the date hereof (or might have had prior to the date hereof) against Mr. Cadena, of whatever kind or nature, whether known or unknown, in respect of his employment with the Company, provided, however, that notwithstanding any other provision hereof, the Company does not waive claims with respect to or arising out of any illegal acts or omissions on the part of Mr. Cadena during his service and in his capacity as an officer or director of the Company.

 12. Release by Mr. Cadena. Mr. Cadena, intending to be legally bound, on behalf of himself and his heirs, executors, assigns, affiliates, representatives and agents, hereby IRREVOCABLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company, its directors, officers, employees, agents or successors from any and all claims, of whatever kind or nature, whether known or unknown, arising out of his employment with or departure from the Company, including, but not limited to: (i) claims Mr. Cadena may have under any federal, state or local labor, employment, discrimination, human rights, civil rights, wage/hour, pension, or tort law, statute, order, rule, regulation or public policy, including but not limited to, those arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of

     1973, the Family and Medical Leave Act of 1993, and the Equal Pay Act of 1963, (ii) those arising under common law and (iii) any other local, state or federal law or regulation as of the date this Agreement is signed, provided, however, that notwithstanding any other provision hereof, Mr. Cadena does not waive claims: (a) with respect to enforcement of this Agreement; (b) with respect to vested benefits which he may have under any employee benefit plans maintained by the Company and in which he is a participant; or (c) that may arise after the date this Agreement is executed and which are based upon Graham's acts or omissions after that date.

 13. Acknowledgement of Effect of Release. Mr. Cadena acknowledges and confirms that he understands that, by signing this Agreement, HE WAIVES ANY RIGHT HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY in respect of his employment with the Company. Mr. Cadena further acknowledges and confirms that he understands that, by signing this Agreement, HE IS SPECIFICALLY RELEASING ALL CLAIMS HE MAY HAVE AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, 29 U.S.C. 621 et seq., which statute may provide him with substantial rights and protections.

 14. Prior Agreements. All stock option agreements between the Company and Mr. Cadena in effect on the date hereof shall remain effective in accordance with their respective terms, as the same may be affected by Section 5 of this Agreement. Agreements between the Company and Mr. Cadena with respect to indemnifying him for acts or omissions committed while an officer or director of the Company similarly shall remain effective in accordance with their respective terms. Otherwise this Agreement shall expressly supercede and render void any and all prior agreements between Mr. Cadena and the Company, including without limitation the Employment Agreement dated September 26, 1996 and the Senior Executive Severance Agreement dated July 28, 1995.

 15. Cooperation. Mr. Cadena agrees that, during the period during which he is paid as a consultant to the company as contemplated in
     Section 3 of this Agreement, he shall cooperate with Graham in investigating, preparing or testifying with respect to any threatened or pending claim, action or proceeding, whether investigative, administrative, civil or criminal, involving or affecting Graham. Mr. Cadena will receive no additional compensation for his time, but will be reimbursed for his reasonable expenses in connection with these activities in accordance with Graham's expense reimbursement policies and procedures.

 16. Advice of Counsel. Mr. Cadena acknowledges that the Company has advised him to consult with his own legal counsel in connection with the review, negotiation and execution of this Agreement and that neither the Company nor any of its directors, officers, employees or representatives has made any statement to Mr. Cadena that he has construed, or is relying upon, as legal, tax or financial advice. Mr. Cadena confirms that he has had sufficient time and opportunity to consult with an attorney representing him prior to executing this Agreement.

 17. Time for Review; Revocation. Mr. Cadena acknowledges and confirms that: (a) he had at least 21 days from the date this Agreement was given to him within which to consider whether to enter into this Agreement; however, after having an opportunity to consult with legal counsel, he has freely and voluntarily elected to execute and deliver this Agreement prior to the expiration of such 21-day consideration period; (b) he may revoke this Agreement within seven (7) days after he executes it by providing written notification of such revocation to the Company's Chairman; (c) this Agreement will not be enforceable, unless and until the seven day revocation period has expired without being revoked. Mr. Cadena further acknowledges that by entering into this Agreement, he understands all of the provisions thereof and its binding legal effect and is voluntarily entering into this Agreement.

 18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties, except as otherwise provided herein with respect to stock option agreements.

 19. Notices. Any notices required or permitted hereunder shall be in writing and may be delivered by U.S. Mail, by facsimile (with the original sent by U.S. Mail), by a courier service of national reputation or personally. Notice shall be deemed given upon receipt. Notice shall be sent:

            If  to Mr. Cadena:
                 32 Founders Green
                 Pittsford, N.Y.  14534
                 Fax:  585-218-4162


            If to the Company:
                 Graham Corporation
                 20 Florence Avenue
                 Batavia, N.Y. 14020
                 Attention:  Chairman of the Board
                 Fax:  585-343-1177

            with a copy to:
                 Smith Law Office, P.C
                 7 State Street
                 Pittsford, N.Y.  14534
                 Attention:  William A. Smith, Jr., Esq.
                 Fax:  585-385-1886

 20. Severability and Enforcement. The provisions in this Agreement are severable, and if any provision is determined by a court of competent jurisdiction to be prohibited or unenforceable, the remaining provisions shall nevertheless be binding and enforceable. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the of conflict of laws provisions thereof.

 21. Amendment. This Agreement may be amended only by a writing executed by the Company and by Mr. Cadena.

           IN WITNESS WHEREOF the parties have executed this agreement as of the day and year first above written.



                                   /s/ Alvaro Cadena
                                   -----------------
                                   Alvaro Cadena



                                   GRAHAM CORPORATION

                                by /s/ Jerald D. Bidlack
                                   ---------------------
                                   Jerald D. Bidlack
                                   Chairman of the Board

                                                          Schedule A

                           SCHEDULE A
            TO AGREEMENT AND GENERAL RELEASE BETWEEN
              ALVARO CADENA AND GRAHAM CORPORATION
                     DATED NOVEMBER 29, 2004



                                                                 POST
                                      OPTIONS     ORIGINAL     11/29/04
                 OPTIONS  EXERCISE   CURRENTLY  EXPIRATION    EXPIRATION
DATE       PLAN  GRANTED   PRICE    EXERCISABLE    DATE          DATE
----       ----  -------  --------  ----------- ----------    ----------
10/23/97   1995   7,500    $21.438       7,500   10/23/07      11/29/06
10/26/98   1995   6,000     $7.500       6,000   10/26/08      11/29/06
10/28/99   1989   7,015     $7.750       7,015   10/28/09      11/29/06
 11/2/00   1995   6,000    $11.000       6,000    11/2/10      11/29/07
 7/26/01   1995   6,000    $11.700       6,000    7/26/11      11/29/07
10/31/02   2000   6,000     $7.500       6,000   10/31/12      11/29/07
10/24/03   1995   2,400     $8.800       2,400   10/24/13      11/29/07
10/24/03   2000   3,600     $8.800       3,600   10/24/13      11/29/07
                 ------                 ------

       TOTALS    44,515                 44,515
